CTS Corporation
Form 10-Q
Third Quarter 2009

EXHIBIT (10)

CTS CORPORATION EXECUTIVE SEVERANCE POLICY

Effective:  September 10, 2009

Purpose
CTS recognizes that there are times when it may become necessary to terminate the employment of a corporate officer or other executive.  The purpose of this policy is to provide an appropriate level of severance benefits to eligible officers and executives.

Scope
Applies to CTS’ President and Chief Executive Officer and any other officers and executives who are designated as eligible for Tier 1 and Tier 2 executive severance under this policy.

Responsibility
CTS’ Board of Directors, Chief Executive Officer, and Senior Vice President, Administration, as appropriate.

Procedure

A.
Eligibility.  CTS’ President and Chief Executive Officer is eligible for Severance Benefits under the terms of this policy.  In addition, he may recommend, and CTS’ Board of Directors will designate from time-to-time through Board action, those other officers and executives who are eligible for severance under this policy at the Tier 1 and the Tier 2 severance levels.  (The President and CEO, and designated officers and executives are collectively referred to herein as “Executive(s).”)  An eligible Executive will be paid Severance Benefits unless his or her termination was due to one of the events listed in paragraph A(1) below, provided also that the eligible Executive executes and delivers the release required by this policy.

1.	Ineligibility. Terminations not eligible for Severance Benefits are:

•	Terminations for Cause or resulting from Gross or Willful Misconduct;

•	Resignations (other than a resignation that qualifies as an “involuntary separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”);

•	Layoffs/ furloughs, unless the layoff or furlough is subsequently converted to a termination;

•	Deaths or transfers to a disability status;

•	Retirements, except as provided in paragraph D(6) below;

•	Inability to return from a medical leave even though unable to meet Disability status requirements unless the cause for the medical leave was covered by Worker’s Compensation;

•
The sale of a CTS facility, division, or operation when the Executive has been offered employment in a comparable position by the successor organization as a part of the sale.  Executives who do not elect to accept employment by the new employer and who desire to seek employment elsewhere within CTS shall not be eligible for Severance Benefits if such employment cannot be provided.

•	In the event of a change in control, as defined by the agreement, if the Executive is the beneficiary of a change-in-control Severance Agreement and eligible for payment under that agreement.

2.
Separation from Service.  For purposes of this policy, Executive will not be considered to have a termination of employment unless the termination qualifies as a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time-to-time (“Separation from Service”).

B.	Tier 2 Severance Benefits. Tier 2 Executives shall be eligible for the following Severance Benefits:

1.
Severance Pay. Severance pay equal to 9 months of his or her base salary in effect immediately prior to termination.  Such payment will be paid in a single lump sum cash payment on the 60th day after the date of the Executive’s Separation from Service.

2.
Health and Dental Insurance. For a period of 9 months following the date of the Executive’s termination, CTS will make available to the Executive the medical and dental benefits (but not long-term or short-term disability benefits) that the Executive had elected and was eligible to receive as of the date of the Executive’s termination.  The cost of such coverage will be shared by CTS and the Executive on the same basis as in effect prior to the Executive’s termination, with the Executive required to make monthly premium payments.  If the coverage described in this paragraph is not or cannot be paid or provided under any policy, plan, program or arrangement by CTS or any subsidiary, then CTS will itself pay or provide for such equivalent coverage to the Executive, and his or her dependents and beneficiaries.  All payments of benefits under the CTS’ medical and dental programs or other reimbursements shall be made no later than December 31 of the year following the year in which the Executive incurs the related expenses.  In no event will the benefits and reimbursements provided by CTS in one taxable year affect the amount of expenses or reimbursements that CTS is obligated to pay, or in-kind benefits to be provided in any other taxable year.

3.
Outplacement Assistance. Reimbursement of an amount up to $15,000 for outplacement services that are obtained following Executive’s termination, by a firm selected by the Executive; provided, however, that in no event shall expenses incurred after December 31 of the second year following the year in which the Executive’s Separation from Service occurs be eligible for reimbursement hereunder, and all reimbursements hereunder shall be paid to Executive no later than December 31 of the third year following the year in which the Executive’s Separation from Service occurs.

C.	Tier 1 Severance Benefits. Tier 1 Executives shall be eligible for the following Severance Benefits:

1.	Severance Pay. Severance Pay equal to 12 months of his or her base salary in effect immediately prior to termination, payable in accord with the provisions of paragraph B(1) above.

2.
Health and Dental Insurance. The continuing availability of medical and dental benefits for a period of 12 months following the date of the Executive’s termination, otherwise on the same terms of paragraph B(2) above.

3.	Outplacement Assistance. Reimbursement of an amount up to $30,000 for outplacement services that are obtained following Executive’s termination, otherwise on the same terms of paragraph B(3) above.

D.	President and Chief Executive Officer Severance Benefits. The President and Chief Executive Officer shall be eligible for the following Severance Benefits:

1.
Severance Pay. Two times the sum of (a) Executive’s base salary in effect at the time of termination of employment and (b) an amount equal to Executive’s target annual incentive compensation for the calendar year ending prior to the date of termination of employment under this subparagraph.   Such payment will be paid in a single lump sum cash payment on the 60th day after the date of the Executive’s Separation from Service.

2.
Health and Dental Insurance. The continuing availability of medical and dental benefits for a period of twenty four (24) months following the date of the Executive’s termination, otherwise on the same terms of paragraph B(2) above.

3.
Outstanding Time-Based Equity Awards. To the extent permitted by CTS’ equity plans, the vesting of any outstanding unvested time-based restricted stock units or other equity awards granted to Executive under CTS’ equity plans will be accelerated and such equity awards will be fully vested as of the date of the Executive’s termination of employment and payable in accordance with their existing terms.

4.
Outstanding Performance-Based Equity Awards.  For any outstanding unvested performance-based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then-current performance-based equity program, to the extent permitted by CTS’ equity plans, such awards will become non-forfeitable as of the date of the Executive’s termination of employment.  At the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro-rata basis, in accordance with the portion of the actual performance period that elapsed prior to the Executive’s termination, in accordance with the existing terms of such awards.

5.	Outplacement Assistance. Reimbursement of an amount up to $30,000 for outplacement services that are obtained following Executive’s termination, otherwise on the same terms of paragraph B(3) above.

6.
Notice of Retirement.  In the event the President and Chief Executive Officer gives the Board of Directors at least twelve (12) months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such twelve month period, upon retirement, the Executive will be entitled to the Severance Benefits described in paragraphs (2), (3), and (4) of this Section.

E.
No Duplication of Benefits.  In general, it is the intent of the parties that Severance Benefits under this policy shall not duplicate substantially similar payments under any other agreement, policy, plan or arrangement.  Executive shall not be eligible for benefits under CTS' Severance Pay-Exempt Salaried Employees Policy or any successor policy.

In the event that an Executive is eligible under the terms of the change-in-control Severance Agreement entered into by CTS and the Executive to receive Severance Compensation, as defined in the Change-in-Control Agreement, Executive shall not be eligible to receive Severance Benefits under this policy.  The relationship between eligibility for benefits under this Agreement and eligibility for benefits under any successor agreement to the Change-in-Control Agreement shall be determined by reference to such successor agreement.

F.	Section 409A.

1.
The provisions of this paragraph F shall apply notwithstanding any provision to the contrary in this policy.  In the event of any inconsistency between a provision in this paragraph F and another provision in this policy, the provision in this paragraph F shall be the controlling provision.

2.
The intent of the parties is that payments and benefits under this policy comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this policy shall be interpreted to be in compliance therewith.  To the extent that there is a material risk that any payments under this policy may result in the imposition of an additional tax to the Executive under Section 409A, CTS will reasonably cooperate with the Executive to amend this policy such that payments hereunder comply with Section 409A without materially changing the economic value of this policy to either party.  Notwithstanding the foregoing, CTS does not guarantee to the Executive any specific tax consequences relating to entitlement to or receipt of payments or benefits pursuant to the policy.  The Executive shall be solely responsible for payment of any taxes or penalties in connection with this policy.

3.
Each payment and benefit to be made or provided to the Executive pursuant to this policy will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A.  Coverages provided during one taxable year will not affect the degree to which coverages will be provided in any other taxable year.

4.
If the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to the identification methodology selected by CTS from time to time) on the Executive’s Separation from Service and if any portion of the payments or benefits to be received by the Executive upon Separation from Service would be considered deferred compensation (within the meaning of Section 409A) the payment or provision of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then CTS will not pay or provide the amount or benefit on the otherwise scheduled date, but such payments or benefits will instead be accumulated and paid or made available on the earlier of (a) the first day of the seventh month following the Executive’s Separation from Service and (b) the Executive’s death.  Any remaining payments and benefits due under this policy shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.
Any reimbursement provided under this policy will be made no later than December 31 of the calendar year following the calendar year in which the related expense was incurred; provided, however, that in no event will the reimbursements in one taxable year affect the amount of reimbursements in any other taxable year, nor shall the right to reimbursement be subject to liquidation or exchange for another benefit.

G.
Release.  In order to receive the Severance Benefits contemplated by this policy, the Executive must execute and return to CTS a valid and binding release.  The release shall contain such terms and conditions as are satisfactory to CTS, including, but not limited to, the release of any and all claims that the Executive may then have, as of the signing of such release, against the corporation, its employees, officers, and directors.  The Executive generally shall have up to twenty one (21) days following the date the release is given to the Executive to sign and return the release to CTS.  Further, the Executive shall have seven (7) calendar days after delivery of the release to CTS to revoke the release by sending written notice to that effect to the corporation’s Secretary, Vice President, and General Counsel.

H.
Competitive Activity and Non-solicitation.  During a period ending one year following the Executive’s Separation from Service, if the Executive has received severance benefits under this policy, the Executive will not, without the prior written consent of CTS, which consent will not be unreasonably withheld, engage in the management of any business enterprise if such enterprise engages in substantial and direct competition with CTS.  In addition, for such one year period, the Executive shall not, either alone or in association with others (i) solicit, or facilitate any organization with which the Executive is associated in soliciting, any CTS employee or any of its subsidiaries to leave the employ of the company or any of its subsidiaries; (ii) solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which the Executive is associated in soliciting for employment, hire or engagement as an independent contractor, any person who was employed by CTS or any of its subsidiaries at any time during the term of the Executive's employment with the Company or any of its subsidiaries; provided, however that this clause shall not apply to any individual whose employment with CTS or any of its subsidiaries has been terminated for a minimum of one year preceding any such solicitation.

I.
Amendment and Termination.  CTS’ Board of Directors has the right in its sole and absolute discretion to amend this policy or terminate it prospectively, provided that this policy may not be amended by the Board in any manner which is materially adverse to any named executive officers without the Executive’s written consent.  Notwithstanding the foregoing, CTS’ Board may amend this policy at any time to reflect changes required by the Internal Revenue Code, or other federal or state laws.    Notwithstanding any provision of this policy to the contrary, this policy will remain in effect until, and will not be revoked or earlier terminated prior to three (3) years from its effective date.

J.	Excess Parachute Payments- All payments and benefits under this policy are subject to the Excess Parachute Payment limitation described in Addendum A of this policy.

ISSUED AND APPROVED BY:

/s/ James L. Cummins
James L. Cummins
Senior Vice President Administration

/s/ Vinod M. Khilnani	/s/ Patricia K. Collawn
Vinod M. Khilnani	Patricia K. Collawn
Chairman, President and Chief Executive Officer	Chairperson CTS Corporation Compensation Committee

ADDENDUM A

LIMITATION ON EXCESS PARACHUTE PAYMENTS

Notwithstanding any provision of this policy to the contrary, if any amount or benefit to be paid or provided under this policy would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986 (or any successor provision thereto), but for the application of this sentence, then the payments and benefits to be paid or provided under this policy will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).  Whether requested by the Executive or the company, the determination of whether any reduction in such payments or benefits to be provided under this policy or otherwise is required pursuant to the preceding sentence will be made at the expense of the company by the company’s independent accountants.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this addendum will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this policy.  The company shall effect such reduction in the order in which payments are due to be paid or provided, beginning with the latest payment.

ADDENDUM B
DEFINITIONS

“Cause” means that the Executive:

(i) has been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with CTS or any Subsidiary;

(ii) has intentionally and wrongfully damaged property of CTS or any Subsidiary;

(iii) has intentionally and wrongfully disclosed secret processes, trade secrets or confidential information of CTS or any Subsidiary; or

(iv) has intentionally and wrongfully engaged in any Competitive Activity.

“Change in Control” has the meaning ascribed to such term in CTS’ prototype Severance Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means that the Executive has become permanently disabled within the meaning of, and has begun to actually receive disability benefits pursuant to, CTS’ long-term disability plan in effect for, or applicable to, the Executive.  A conclusive determination of the Executive's permanent disability shall occur when the Executive is placed on Permanent Inactive Disability Status under the CTS Corporation Pension Plan or a similar plan in which Executive is then a participant.

“Gross or Willful Misconduct” means willful neglect by the Executive of the duties of the Executive or the Executive's gross dishonesty which materially prejudices the interests of CTS.

“Section 409A” means Section 409A of the Code.  References in this policy to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of the Treasury or the Internal Revenue Service.

“Subsidiary” means an entity in which CTS directly or indirectly beneficially owns 50% or more of the outstanding securities entitled to vote generally in the election of directors.